Exhibit 15.1

12361 Lewis St Ste 202 Garden Grove, CA 92840 Phone (714)-820-3316 Fax (714)-333-4992

iTonic Holdings Ltd.

Room 306, NET Building

Hong Jun Ying South Road, Chaoyang District

Beijing, China

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim condensed consolidated financial information of Pheton Holdings Ltd. as of and for the periods ended June 30, 2025 as filed with SEC on December 16, 2025; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your interim report on Form 6-K for the period ended June 30, 2025, is incorporated by reference in Registration Statements on Form F-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Fortune CPA Inc

Garden Grove, California

February 5, 2026